Exhibit 10.22

SUPPLEMENTAL EXECUTIVE DISABILITY BENEFIT PLAN

OF

MOODY’S CORPORATION

Effective as of January 1, 2019

PREAMBLE

The principal purpose of this Supplemental Executive Disability Benefit Plan is to provide the same disability protections as were provided under the SEBP immediately prior to January 1, 2019 but are no longer being provided under the SEBP after that date. The benefits hereunder shall be provided on an unfunded basis to a select group of management or highly compensated employees of the Corporation and its affiliated companies in order to attract, retain, and motivate such employees. Payments hereunder shall, for purposes of the SEBP, be treated as if they were “Disability” payments made thereunder. The Plan is hereby adopted effective as of January 1, 2019.

SECTION 1

DEFINITIONS

1.01 “Affiliate” means any corporation, partnership, division or other organization controlling, controlled by or under common control with the Corporation or any joint venture entered into by the Corporation.

1.02 “Basic Disability Plan” means as to any Participant either (a) the long-term disability plan of the Corporation or an Affiliate pursuant to which long-term disability benefits are payable to such Participant or (b) if the Affiliate which employs such Participant has not adopted a long-term disability plan, the long-term disability plan of the Corporation.

1.03 “Basic Disability Plan Benefit” means the amount of benefits actually payable to a Participant from the Basic Disability Plan or which would be payable if the Participant were a member of such Plan. For purposes of determining a Participant’s Basic Disability Plan Benefit, a disability benefit shall not be treated as actually payable to a Participant unless the Participant is actually covered by a long-term disability plan of the Corporation or an Affiliate.

1.04 “Board” means the Board of Directors of Moody’s Corporation.

1.05 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.06 “Committee” means the Compensation and Human Resources Committee of the Board.

1.07 “Corporation” means Moody’s Corporation, a Delaware corporation, and any successor or assigns thereto.

1.08 “Disability Benefit” means the benefits provided to Participants pursuant to Section 4 of the Plan.

1.09 “Other Disability Income” means (a) the disability insurance benefit that the Participant is entitled to receive under the Federal Social Security Act while he is receiving the Basic Disability Plan Benefit and (b) the disability income payable to a Participant from the following sources:

(i)	any supplemental executive disability plan of any Affiliate; and

(ii)	any other contract, agreement or other arrangement with the Corporation or an Affiliate (excluding any Basic Disability Plan) to the extent it provides disability benefits.

1.10 “Participant” means an employee of the Corporation or an Affiliate who was an active participant in the SEBP on December 30, 2018.

1.11 “Plan” means this Supplemental Executive Disability Benefit Plan of Moody’s Corporation, as amended from time to time.

1.12 “SEBP” means the Supplemental Executive Benefit Plan of Moody’s Corporation as in effect on December 31, 2018.

1.13 “Termination of Employment” or “Terminate Employment” mean a Participant’s separation from service (within the meaning of Section 409A of the Code).

1.14 The masculine gender, where appearing in the Plan, will be deemed to include the feminine gender, and the singular may include the plural, unless the context clearly indicates to the contrary.

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SECTION 2

ELIGIBILITY AND PARTICIPATION

2.01 Only the Participants shall be eligible to participate in the Plan. No additional individuals shall be eligible to participate in the Plan.

2.02 A Participant’s participation in the Plan shall terminate upon his or her Termination of Employment. Prior to Termination of Employment, a Participant may be removed, upon written notice by the Chief Executive Officer of the Corporation and with the approval of the Committee, from further participation in the Plan. As of the date of termination or removal, no further benefits shall accrue to such individual.

SECTION 3

ELIGIBILITY FOR BENEFITS

3.01 Each Participant is eligible to commence receiving a Disability Benefit under this Plan upon the actual or deemed commencement of benefits under the relevant Basic Disability Plan. Notwithstanding the above, a Participant may not receive a Disability Benefit if he has not previously enrolled for the maximum disability insurance coverage available under the relevant Basic Disability Plan. However, in all events, a Participant who has not experienced a Termination of Employment in connection with a disability shall be entitled to receive a Disability Benefit hereunder only if the Participant is disabled within the meaning of Section 409A(a)(2)(C) of the Code.

3.02 Notwithstanding any other provision of the Plan to the contrary, no benefits or no further benefits, as the case may be, shall be paid to a Participant if the Committee reasonably determines that such Participant has:

(a)

to the detriment of the Corporation or any Affiliate, directly or indirectly acquired, without the prior written consent of the Committee, an interest in any other company, firm, association, or organization (other than an investment interest of less than one percent (1%) in a publicly-owned company or organization), the business of which is in direct competition with any business of the Corporation or an Affiliate; or

(b)

to the detriment of the Corporation or any Affiliate, directly or indirectly competed with the Corporation or any Affiliate as an owner, employee, partner, director or contractor of a business, in a field of business activity in which the Participant has been primarily engaged on behalf of the Corporation or any Affiliate or in which he has considerable knowledge as a result of his employment by the Corporation or any Affiliate, either for his own benefit or with any person other than the Corporation or any Affiliate, without the prior written consent of the Committee.

In any case described in this Section 3.02, the Participant shall be given prior written notice that no benefits or no further benefits, as the case may be, will be paid to such Participant. Such written notice shall specify the particular act(s), or failures to act, on the basis of which the decision to terminate benefits has been made.

SECTION 4

DISABILITY BENEFITS

4.01 The Disability Benefit provided by the Plan is designed to provide each Participant with a disability benefit from the Plan and certain other sources equal to his Disability Benefit as hereinafter specified. Thus, Disability Benefits described hereunder as payable to Participants will be offset by disability benefits payable from sources outside the Plan (other than benefits payable under the relevant Basic Disability Plan) as specified herein.

4.02 In the event that a Participant has become totally and permanently disabled for the purposes of the relevant Basic Disability Plan, an annual Disability Benefit shall be payable in monthly installments under this Plan during the same period as disability benefits are actually or deemed paid by the relevant Basic Disability Plan, and the amount of the benefits shall be determined pursuant to the terms Section 5 of the SEBP as if the provisions thereof had continued in effect.

SECTION 5

COMMITTEE

5.01 The Board and the Committee severally (and not jointly) shall be responsible for the administration of the Plan. Any member of the Committee may resign at will by notice to the Board or may be removed at any time (with or without cause) by the Board.

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5.02 The members of the Committee may, from time to time, allocate responsibilities among themselves, and may delegate to any management committee, employee, director or agent its responsibility to perform any act hereunder, including, without limitation, those matters involving the exercise of discretion, provided that such delegation shall be subject to revocation at any time at its discretion.

5.03 The Committee (and its delegees) shall have the exclusive authority to interpret the provisions of the Plan and construe all of its terms (including, without limitation, all disputed and uncertain terms), to adopt, amend, and rescind rules and regulations for the administration of the Plan, and generally to conduct and administer the Plan and to make all determinations in connection with the Plan as may be necessary or advisable. All such actions of the Committee shall be conclusive and binding upon all Participants. All deference permitted by law shall be given to such interpretations, determinations and actions.

5.04 Any action to be taken by the Committee shall be taken by a majority of its members, either at a meeting or by written instrument approved by such majority in the absence of a meeting. A written resolution or memorandum signed by one (1) Committee member and the secretary of the Committee shall be sufficient evidence to any person of any action taken pursuant to the Plan.

5.05 Any person, corporation or other entity may serve in more than one (1) fiduciary capacity under the Plan.

SECTION 6

MISCELLANEOUS

6.01 The Board may, in its sole discretion, terminate, suspend or amend this Plan at any time or from time to time, in whole or in part. However, no termination, suspension or amendment of the Plan may adversely affect a Participant’s right to receive or to continue to receive a benefit in accordance with the Plan as in effect on the date immediately preceding the date of such termination, suspension or amendment.

6.02 Nothing contained herein will confer upon any Participant the right to be retained in the Service of the Corporation or any Affiliate, nor will it interfere with the right of the Corporation or any Affiliate to discharge or otherwise deal with Participants with respect to matters of employment without regard to the existence of the Plan.

6.03 (a) The Plan is unfunded, and all payments of benefits hereunder shall be paid solely on a current disbursement basis from the general funds of the Company, and no special or separate fund shall be established or other segregation of assets made to assure such payments; provided, however, that the Corporation reserves the right to purchase insurance contracts, which may or may not be in the name of a Participant, or to establish one or more trusts to provide alternative sources of benefit payments under this Plan.

(b) Participants shall have the status of general unsecured creditors of the Corporation and this Plan constitutes a mere promise by the Corporation to make benefit payments at the time or times required hereunder. No action taken pursuant to the provisions of the Plan shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Corporation and any Participant or other person. It is the intention of the Corporation that this Plan be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended and any trust created by the Corporation in meeting its obligations under the Plan shall meet the requirements necessary to retain such unfunded status.

6.04 All benefits payable under the Plan shall be authorized in writing by the Committee (or by such person or committee to whom such responsibility may have been delegated by the Committee) and shall be communicated in writing to the Participant. Any Participant may apply to the Committee for payment of any benefit that may be due to him or her under the Plan. Such application shall set forth the nature of the claim and any information as the Committee may reasonably request. Upon receipt of any such application, the Committee shall determine whether or not the Participant is entitled to the benefit hereunder.

If an application for benefits is denied, in whole or in part, the Committee shall give written notice to any Participant of the denial. The notice shall be given within ninety (90) days after receipt of the Participant’s application unless special circumstances require an extension for processing the claim. In no event shall such extension exceed a period of ninety (90) days from the end of such initial review period. The notice will be delivered to the claimant or sent to the claimant’s last known address and will include the specific reason or reasons for the denial, a specific reference or references to pertinent Plan provisions on which the denial is based, a description of any additional material or information necessary for the claimant to perfect the claim (which will indicate why such material or information is needed), and an explanation of the Plan’s claims review procedure.

If the claimant wishes to appeal the denial of the application for benefits, the claimant or a duly authorized representative must file a written request with the Committee for a subsequent review. This request must be made by the claimant within sixty (60) days after receiving notice of the claim’s denial. The claimant or representative may review pertinent documents relating to the claim and its denial, may submit issues and comments in writing to the Committee. Within sixty (60) days after receipt of such a request for review, the Committee shall reconsider the claim, and make a decision on the merits of the claim. If circumstances require an extension of time

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for processing the claim, the sixty (60) day period may be extended but in no event more than one hundred and twenty (120) days after the receipt of a request for review. The decision on review will be in writing and include specific reasons and references to the pertinent Plan provisions on which the decision is based. Notwithstanding the foregoing, any more protective rule in 29 C.F.R. section 2560.503-1 shall apply in lieu of the foregoing provisions of this Section 6.04 to the extent applicable.

6.05 If any dispute arises under the Plan between the Corporation and a Participant as to the amount or timing of any benefit payable under the Plan or as to the persons entitled thereto, such dispute shall be resolved by binding arbitration proceedings initiated by either party to the dispute in accordance with the rules of the American Arbitration Association and the results of such proceedings shall be conclusive on both parties and shall not be subject to judicial review. If the disputed benefits involve the benefits of a Participant who is no longer employed by the Corporation or any Affiliate, the Corporation shall pay or continue to pay the benefits claimed by the Participant until the results of the arbitration proceedings are determined unless such claim is patently without merit; provided, however, that if the results of the arbitration proceedings are adverse to the Participant, then in such event the recipient of the benefits shall be obligated to repay the excess benefits to the Corporation. The Corporation expressly acknowledges that the amounts payable under the Plan are necessary to the livelihood of Participants and their family members and that any refusal or neglect to pay benefits under the preceding sentence prior to the resolution of any dispute shall be prima facie evidence of bad faith on its part and will be conclusive grounds for an arbitration award resulting in an immediate lump sum payment to the Participant, of the Participant’s benefits under the Plan then due and payable to him or her, unless the arbitrator determines that the claim for the disputed benefits was without merit. The amount of such lump sum payment shall be equal to the then actuarial value of such benefits calculated by utilizing the actuarial assumptions then in use for funding purposes under the Moody’s Corporation Retirement Account. In addition, in the event of any dispute covered by this Section 6.05 the Corporation agrees to pay the entire costs of any arbitration proceeding or legal proceeding brought hereunder, including the fees and expenses of counsel and pension experts engaged by a Participant and that such expenses shall be reimbursed promptly upon evidence that such expenses have been incurred without awaiting the outcome of the arbitration proceedings; provided, however, that such costs and expenses shall be repaid to the Corporation by the recipient of same if it is finally determined by the arbitrators that the position taken by such person was without merit.

6.06 To the maximum extent permitted by law, no benefit under the Plan shall be assignable or subject in any manner to alienation, sale, transfer, claims of creditors, pledge, attachment or encumbrances of any kind.

6.07 The Corporation may withhold from any benefit under the Plan an amount sufficient to satisfy its tax withholding obligations.

6.08 This Plan and all rights thereunder, and any controversies or disputes arising with respect thereto, shall be governed by and construed and interpreted in accordance with the laws of the State of New York, applicable to agreements made and to be performed entirely within such State, without regard to conflict of laws provisions thereof that would apply the law of any other jurisdiction.

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